Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Preliminary Results for Fourth Quarter and Fiscal Year 2022

Fourth Quarter Net Revenue of $2.6 Million; Full-Year Net Revenue of $10.0 Million;
Active Customer Sites Continue to Climb

SOUTH ORANGE, NJ, January 11, 2023 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced preliminary revenue results for the fourth quarter and fiscal year ended December 31, 2022.

Net revenue for the quarter ended December 31, 2022 is expected to be approximately $2.6 million, a 6% quarter-over-quarter increase and a 6% decrease from the quarter ended December 31, 2021. Full-year 2022 net revenue is expected to be approximately $10.0 million, a 2% decrease over 2021.

“Nephros certainly faced some headwinds in 2022, but we ended the year on a strong positive note, with sequential revenue growth, record Active Customer Sites (ACS), and significantly improved net cash flow,” said Andy Astor, President and Chief Executive Officer. “Quarter-over-quarter revenue increased 6% in the fourth quarter, ACS increased to a new record of 1,394, and our net cash flow for the second half of the year was approximately negative $500,000, compared to negative $2.9 million in the first half.”

Nephros ended the fourth quarter with approximately $3.6 million in cash on a consolidated basis.

The company will announce its fourth quarter and fiscal 2022 results on Wednesday, March 8, 2023, after market close and host a conference call that same day at 4:30pm ET.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit us at nephros.com.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected revenue and cash flows for the quarter and year ended December 31, 2022, expected future revenue growth and the timing of such growth, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, changes in business, Nephros’ ability to further develop its sales organization, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President
PCG Advisory, Inc.
(646) 823-8656
ksmith@pcgadvisory.com

Andy Astor, CEO
Nephros, Inc.
(201) 343-5202 x120
andy.astor@nephros.com

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